Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports 65.7% Increase in Earnings
And Announces an Increased Cash Dividend for the Quarter Ended March 31, 2008

Naugatuck, CT, April 22, 2008.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $454,000 for the quarter ended March 31, 2008 versus net income of $274,000 for the quarter ended March 31, 2007, an increase of $180,000 or 65.7%.  Earnings per share for the quarters ended March 31, 2008 and March 31, 2007 were $.06 and $.04, respectively.

In addition, the Board of Directors of the Company today declared a cash dividend for the quarter ended March 31, 2008, of $.06 per share to stockholders of record on May 5, 2008.  Payment of the cash dividend will be made on or about June 1, 2008.  Naugatuck Valley Mutual Holding Company, the Company’s mutual holding company, has waived receipt of the dividend.

John C. Roman, President and CEO commented: “We have continued to build shareholder value through growth, expense control and maintenance of strong credit quality.  We are pleased to announce an increase in our dividend as a result of our improved earnings.”

Net interest income for the quarter ended March 31, 2008 totaled $3.3 million compared to $2.9 million for the quarter ended March 31, 2007, an increase of $413,000 or 14.3%.  The increase in net interest income is due to an increase in the average balances of interest earning assets of 14.4% while the average rate earned on these assets remained constant.  The increase in interest earning assets is attributed primarily to an increase in the loan portfolio.  The average balances in the loan portfolio increased by 17.9%.  The largest increases were in the commercial mortgage portfolio followed by the residential mortgage portfolio, due in part to an additional lender who was hired in 2007.  The increase in interest income was partially offset by an increase in interest expense.  Interest expense increased by $449,000, or 14.5% due to an increase in the average balances of deposits and Federal Home Loan Bank borrowings.  The average balances of deposits increased by 10.5% and the average balance of borrowings increased by 35.0% while the average rates paid on these deposits and borrowings decreased by 2 basis points.  The increases were primarily used to fund increased loan demand.  The largest increases in deposits were in certificates of deposit, followed by a smaller increase in money market accounts, partially offset by decreases in checking accounts and savings accounts.  The increase in certificates of deposit was due primarily to competitive rate promotional accounts.

The Bank recorded an increase in the provision for loan losses from $51,000 for the three months ended March 31, 2007 to $162,000 for the three months ended March 31, 2008 due to the increasing size of the loan portfolio, a change in the mix of the portfolio towards commercial loans which are generally riskier than one-to-four family loans, and general economic conditions.

Noninterest income was $627,000 for the quarter ended March 31, 2008 compared to $524,000 for the quarter ended March 31, 2007, an increase of 19.7%. The largest increases in noninterest income was in gain on sale of investments, followed by fees for services related to deposit accounts and income from investment advisory services. The increases in fee income were as a result of product growth in these areas.

Noninterest expense was $3.2 million for the quarter ended March 31, 2008 compared to $3.1 million for the quarter ended March 31, 2007.  The increase was primarily the result of increases in compensation costs, computer processing costs, director’s compensation and office occupancy over the 2007 period.  The increases were partially offset by a decrease in advertising expense.

Total assets were $492.2 million at March 31, 2008 compared to $462.5 million at December 31, 2007, an increase of $29.7 million or 6.4%.  Total liabilities were $441.9 million at March 31, 2008 compared to $412.1 million at December 31, 2007.  Deposits at March 31, 2008 were $334.4 million, an increase of $9.1 million or 2.8% over December 31, 2007.  Borrowed funds increased from $85.1 million at December 31, 2007 to $105.9 million at March 31, 2008.  The increases in deposits and borrowings were primarily used to fund growth in loans.

Total stockholders’ equity was $50.3 million at March 31, 2008 compared to $50.5 million at December 31, 2007, due to net income of $454,000 for the three month period, dividends of $142,000 paid to stockholders, stock repurchases of $1.0 million, a net decrease to the unrealized loss on available for sale securities of $506,000 and $54,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan.  At March 31, 2008, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with eight other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	March 31,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$9,293	$7,873
Investment in federal funds	4,203	497
Investment securities	73,154	66,454
Loans receivable, net	377,036	359,831
Deferred income taxes	1,071	1,332
Other assets	27,441	26,540

Total assets	$492,198	$462,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$334,367	$325,269
Borrowed funds	105,901	85,107
Other liabilities	1,638	1,694

Total liabilities	441,906	412,070

Total stockholders' equity	50,292	50,457

Total liabilities and stockholders' equity	$492,198	$462,527

SELECTED OPERATIONS DATA
	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
	(In thousands,
	except per share data)

Total interest income	$6,846	$5,984
Total interest expense	3,546	3,097
Net interest income	3,300	2,887

Provision for loan losses	162	51

Net interest income after provision for loan losses	3,138	2,836

Noninterest income	627	524
Noninterest expense	3,205	3,064

Income before provision
for income taxes	560	296
Provision for income taxes	106	22

Net Income	$454	$274

Earnings per common share - basic and diluted	$0.06	$0.04

SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended March 31,
	2008	2007
	(Unaudited)

Return on average assets	0.38%	0.26%
Return on average equity	3.56	2.12
Interest rate spread	2.80	2.78
Net interest margin	2.97	2.97
Efficiency ratio (2)	81.41	89.59

ASSET QUALITY RATIOS:	At March 31,	At December 31,
	2008	2007
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$2,325	$2,163
Allowance for loan losses as a percent of total loans	0.61%	0.60%
Allowance for loan losses as a percent of
nonperforming loans	233.20%	222.99%
Net charge-offs to average loans
outstanding during the period	-	-
Nonperforming loans	$997	$970
Nonperforming loans as a percent of total loans	0.26%	0.27%
Nonperforming assets	$997	$970
Nonperforming assets as a percent of total assets	0.20%	0.21%

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization)
divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000